                                                                   EXHIBIT 12.10

          Coral Reserves Energy Income Fund 1995 Limited Partnership
               Calculation of Ratio of Earnings to Fixed Charges

                                                                                           Three months ended
                                             Years ended December 31,                           March 31,
                                             ------------------------                           ---------
                                 1995       1996       1997        1998       1999           1999       2000
                                 ----       ----       ----        ----       ----           ----       ----
Earnings
--------
Pre-tax Income                 248,015    963,430    1,087,050    554,953    872,709        114,884    272,862
Add: Interest Expense                -          -            -          -          -              -          -
                               -------    -------    ---------    -------    -------        -------    -------
                               248,015    963,430    1,087,050    554,953    872,709        114,884    272,862


Fixed Charges
-------------
Interest Expense                     -          -            -          -          -              -          -
                               -------    -------    ---------    -------    -------        -------    -------


Ratio of earnings to
     fixed charges                  (1)        (1)          (1)        (1)        (1)            (1)        (1)



(1) Not applicable since CR95 incurred no interest expense or other fixed charges.